Rule 424(b)(3)
                                 Registration Statement 333-96667



                      PROSPECTUS SUPPLEMENT

                      DATED APRIL 30, 2003

                               TO

                 PROSPECTUS DATED JULY 30, 2002

             _______________________________________


                  ALPHA HOSPITALITY CORPORATION

             _______________________________________

     This Prospectus Supplement, dated April 30, 2003 (the "Supplement"), supplements that certain Prospectus dated July 30, 2002, as supplemented by those certain prospectus supplements dated January 27, 2003 and April 11, 2003 (the "Prospectus"), and should be read in conjunction with such Prospectus.

                      SELLING STOCKHOLDERS

     The following updates the table under the section "Selling Stockholders" with respect to Paul deBary to account for (a) the gifts by Paul deBary of (i) 2,000 shares of common stock to the AA Alumni Foundation, (ii) 1,500 shares of common stock to Columbia University, (iii) 1,000 shares of common stock to Edward
G. deBary and (iv) 500 shares of common stock to Dominique & Martha de Anfrasio JT/WROS; (b) the sale by Paul deBary of 1,500 shares of common stock pursuant to the Prospectus and (c) the exercise by Paul deBary of his right to acquire 19,000 shares of common stock.


Name                  Number of  Number of  Number of  Percentag
                       Shares     Shares     Shares      e of
                      Beneficia    Being    Beneficia  Outstandi
                      lly Owned   Offered   lly Owned  ng common
                      Prior to                After      stock
                      Offering              Offering     After
                                                       Offering
Paul deBary(1)         54,603     10,603     37,500        *
AA Alumni               2,000      2,000       --         --
Foundation
Columbia University     1,500      1,500       --         --
Edward G. deBary        1,000      1,000       --         --
Dominique & Martha       500        500        --         --
de Anfrasio JT/WROS

______________
     * less than 1%

     (1)  Paul deBary has served as a director of Alpha since March
          2002.

     All provisions of the Prospectus not specifically amended by this Supplement remain in full force and effect.

     Please insert this Supplement into your Prospectus and retain both this Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus please write to Alpha Hospitality Corporation's Corporate Secretary at 707 Skokie Boulevard, Suite 600, Northbrook, IL 60062 or call (847) 418-3804.